Exhibit 99.1

Press Release

Information for Investors:                                Information for Media:

Kirk Larsen                                    Michelle Kersch
Black Knight Financial Services, Inc.                            Black Knight Financial Services, Inc.
877.880.1990                                    904.854.5043
kirk.larsen@bkfs.com                                michelle.kersch@bkfs.com

Black Knight Financial Services Reports Second Quarter 2015
Financial Results

•	Adjusted Revenues increased 7% to $234.7 million for the quarter

•	Adjusted EBITDA increased 18% to $102.1 million, with Adjusted EBITDA Margin of 43.5%

•	Pro Forma Adjusted Net Earnings from Continuing Operations of $36.8 million, or $0.24 per diluted share

JACKSONVILLE, Fla. - July 29, 2015 -- Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the second quarter and six months ended June 30, 2015.

GAAP revenues for the second quarter of 2015 increased 8% to $232.1 million from $214.3 million in the prior year quarter. GAAP net earnings from continuing operations were $7.9 million compared to a loss of $24.6 million in the prior year quarter. The results for the second quarter of 2015 include $15.7 million of costs primarily associated with the initial public offering, the refinancing and a charge resulting from the vesting of certain equity-based awards in connection with the initial public offering. The results for the second quarter of 2014 include $16.9 million of transition and integration costs as well as $8.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc. GAAP net earnings per share for the period May 26, 2015 (closing date for the initial public offering) to June 30, 2015 was $0.00 per diluted share.

Non-GAAP Adjusted Revenues increased 7% to $234.7 million from $218.4 million in the prior year quarter. Adjusted EBITDA increased 18% to $102.1 million from $86.2 million in the prior year quarter. Adjusted EBITDA Margin of 43.5% increased 400 basis points compared to the prior year quarter. Pro Forma Adjusted Net Earnings from Continuing Operations increased 31% to $36.8 million, or $0.24 per share, from $28.0 million in the prior year quarter.

Commenting on the results, Bill Foley, executive chairman of Black Knight, said, “We are off to a strong start as a newly listed public company following the successful completion of our initial public offering in May. I am grateful to everyone who helped us in this effort, including our clients, employees and investors. We view the initial public offering as a significant milestone, but not a destination. Our focus remains on operating the business to win market share, generate superior returns and create sustainable long-term shareholder value.”

Tom Sanzone, president and chief executive officer of Black Knight added, “We are pleased to report strong second quarter financial results. This is an exciting time for Black Knight, as we deliver a comprehensive end-to-end solution to help our clients solve their two most important challenges: better managing and mitigating risk and realizing greater efficiencies. Black Knight's mission is to be the premier provider of integrated technology, data and analytics to the U.S. mortgage industry.”

GAAP revenues for the six months ended June 30, 2015, increased 10% to $459.3 million from $416.8 million in the prior year period. GAAP net earnings from continuing operations increased to $22.5 million from a loss of $114.3 million in the prior year period. The results for the six months ended June 30, 2015 include $18.3 million of costs primarily associated with the initial public offering, the refinancing and a charge resulting from the vesting of certain equity-based awards in connection with the initial public offering. The results for the six months ended June 30, 2014, include $102.9 million of transition and integration costs as well as $8.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc.

Non-GAAP Adjusted Revenues increased 9% to $464.3 million from $424.8 million in the prior year period. Adjusted EBITDA increased 25% to $200.3 million from $160.3 million in the prior year period. Adjusted EBITDA Margin of 43.1% increased 540 basis points as compared to the prior year period. Pro Forma Adjusted Net Earnings from Continuing Operations increased 46% to $72.1 million from $49.5 million in the prior year period.

Definitions of non-GAAP and pro forma financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules.

Segment Information

Technology

Adjusted Revenues for the second quarter of 2015 increased 7% to $191.0 million from $177.9 million in the prior year quarter. Our servicing technology business had Adjusted Revenue growth of 3%, driven by higher loan counts on our servicing platform and increased communication and usage fees. In our origination technology business, Adjusted Revenue growth of 35% was driven by an implementation for a large loan origination systems client, along with increased professional fees and termination fees. Adjusted EBITDA increased 14% to $105.3 million, while Adjusted EBITDA Margin was 55.1%, an increase of 340 basis points compared to 51.7% in the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2015, increased 8% to $375.7 million from $347.9 million in the prior year period. Adjusted Revenue growth was 4% in our servicing technology business, driven by higher loan counts and usage fees. In our origination technology business, Adjusted Revenue growth of 39% was driven by an implementation for a large loan origination systems client, revenue recognition from a large Closing Insight client, higher professional fees and termination fees. Adjusted EBITDA increased 18% to $205.7 million, while Adjusted EBITDA Margin was 54.8%, an increase of 490 basis points compared to 49.9% in the prior year period.

Data and Analytics

Adjusted Revenues for the second quarter of 2015 increased 8% to $43.7 million from $40.5 million in the prior year quarter, primarily driven by revenues from long-term strategic data deals. Adjusted EBITDA increased 195% to $6.5 million, while Adjusted EBITDA Margin was 14.9%, an increase of 950 basis points compared to 5.4% in the prior year period.

Adjusted Revenues for the six months ended June 30, 2015, increased 15% to $88.5 million from $76.9 million in the prior year period, primarily driven by revenues from long-term strategic data deals. Adjusted EBITDA increased 653% to $14.3 million, while Adjusted EBITDA Margin was 16.2%, an increase of 1,370 basis points compared to 2.5% in the prior year period.

Corporate/Other

Adjusted corporate expenses for the second quarter of 2015, excluding depreciation and amortization and interest expense, increased $1.7 million from the prior year quarter. The increase was driven by investments in risk and compliance programs, professional fees and the addition of public company costs. Corporate expenses for the six months ended June 30, 2015 increased $4.5 million from the same period in the prior year. The increase was driven by investments in risk and compliance and human resource programs, severance expenses related to cost-reduction efforts, a one-time tax incentive rebate in 2014 and public company costs.

Balance Sheet

At June 30, 2015, Black Knight had cash and cash equivalents of $69.6 million and debt of $1,682.4 million. As of June 30, 2015, Black Knight had available capacity on its revolving credit facility of $300.0 million. As a result of the initial public offering and the debt refinancing, the principal amount of our debt was reduced by $407.8 million.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second-half 2015 expectations:

•	Adjusted Revenue growth is expected to be in a range of 6.5% to 8.0%.

•	Adjusted EBITDA is expected to be in a range of $205.0 million to $209.0 million.

•	Pro Forma Adjusted Net Earnings Per Share from Continuing Operations is expected to be in a range of $0.47 to $0.49.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss the second quarter 2015 financial results on July 30, 2015, at 10:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:00 a.m. ET through August 6, 2015, and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering replay passcode 13613037. The call will also be webcast live from the Company's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.

Black Knight (NYSE: BKFS), a Fidelity National Financial (NYSE:FNF) company, is the mortgage and finance industries’ leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.

Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Pro Forma Adjusted Net Earnings from Continuing Operations and Pro Forma Adjusted Net Earnings Per Share from Continuing Operations. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Adjusted Revenue - We define Adjusted Revenue as reported revenue adjusted to include the revenue that was not recorded by the Company during the period presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP.

Adjusted EBITDA - We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, with further adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (ii) equity-based compensation; (iii) acquisition-related costs; (iv) non-recurring costs associated with the achievement of synergies; (v) charges associated with material legal and regulatory matters; (vi) member management fees paid to FNF and THL Managers, LLC; (vii) exit costs, impairments and other charges; (viii) one-time costs associated with the initial public offering; and (ix) other significant, non-recurring items.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenue.

Pro Forma Adjusted Net Earnings from Continuing Operations - We define Pro Forma Adjusted Net Earnings as earnings (loss) from continuing operations before income taxes with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interest; (ii) assume the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interest in Black Knight; (iii) adjustments to calculate Adjusted EBITDA as described above; (iv) adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods; and (v) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting. Pro Forma Adjusted Net Earnings from Continuing Operations for the second quarter of 2015 include the results of operations for the full period, including the period prior to the initial public offering.

Pro Forma Adjusted Net Earnings Per Share from Continuing Operations - We calculate Pro Forma Adjusted Net Earnings Per Share from Continuing Operations using Pro Forma Adjusted Net Earnings from Continuing Operations and assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted Class A common shares.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they impact the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” and other risks and uncertainties detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of our Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69.6	$61.9
Trade receivables, net	159.6	132.5
Prepaid expenses and other current assets	36.3	28.6
Deferred income taxes	17.2	0.2
Receivables from related parties	5.8	7.7
Total current assets	288.5	230.9
Property and equipment, net	147.7	142.4
Computer software, net	480.4	487.8
Other intangible assets, net	373.9	416.6
Goodwill	2,223.9	2,223.9
Other non-current assets	128.7	96.7
Total assets	$3,643.1	$3,598.3

LIABILITIES, REDEEMABLE MEMBERS' INTEREST AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$30.6	$41.8
Accrued salaries and benefits	36.3	49.5
Legal and regulatory accrual	10.1	11.7
Current portion of long-term debt	43.4	64.4
Accrued interest	6.3	7.3
Deferred revenues	27.6	28.1
Total current liabilities	154.3	202.8
Deferred revenues	54.5	35.9
Deferred income taxes	10.3	—
Long-term debt, net of current portion	1,639.0	2,070.7
Other non-current liabilities	1.2	1.2
Total liabilities	1,859.3	2,310.6
Commitments and contingencies
Redeemable members' interest	—	370.7
Stockholders' and members' equity:
Contributed member capital	—	1,063.8
Additional paid-in capital	797.6	—
Accumulated deficit	—	(146.7)
Retained earnings	0.3	—
Accumulated other comprehensive loss	—	(0.1)
Total stockholders' and members' equity	797.9	917.0
Noncontrolling interests	985.9	—
Total equity	1,783.8	917.0
Total liabilities, redeemable members' interest, stockholders' and members' equity	$3,643.1	$3,598.3

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)

Revenues	$232.1	$214.3	$459.3	$416.8

Expenses:
Operating expenses	140.3	133.8	273.5	267.6
Depreciation and amortization	48.8	47.2	94.7	94.1
Transition and integration costs	4.7	16.9	7.3	102.9
Total expenses	193.8	197.9	375.5	464.6
Operating income (loss)	38.3	16.4	83.8	(47.8)
Other income and expense:
Interest expense	(25.5)	(32.8)	(56.3)	(64.2)
Other expense, net	(4.6)	(8.0)	(4.6)	(8.0)
Total other expense, net	(30.1)	(40.8)	(60.9)	(72.2)
Earnings (loss) from continuing operations before income taxes	8.2	(24.4)	22.9	(120.0)
Income tax expense (benefit)	0.3	0.2	0.4	(5.7)
Net earnings (loss) from continuing operations	7.9	(24.6)	22.5	(114.3)
(Loss) earnings from discontinued operations, net of tax	(0.1)	0.2	(0.2)	—
Net earnings (loss)	7.8	(24.4)	22.3	(114.3)
Less: Net earnings (loss) attributable to noncontrolling interests	7.5	(24.4)	22.0	(114.3)
Net earnings attributable to Black Knight	$0.3	$—	$0.3	$—

	May 26, 2015 through June 30, 2015		May 26, 2015 through June 30, 2015
Net earnings per share attributable to Black Knight
Basic	$0.01		$0.01
Diluted(1)	$—		$—
Weighted average Class A common shares outstanding:
Basic	64.4		64.4
Diluted(1)	152.5		152.5
______________

(1)
The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are therefore not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock has not been presented. The expected effective tax rate for the three and six months ended June 30, 2015 was 43.1%. The denominator includes approximately 84.8 million Class B common shares outstanding, as well as the dilutive effect of approximately 3.3 million shares of unvested restricted Class A common stock as of June 30, 2015. The components of the diluted net earnings per share calculation are as follows:

May 26, 2015 through June 30, 2015
Earnings before taxes	$0.9
Income tax expense	0.4
Net earnings	$0.5
Diluted shares	152.5
Diluted earnings per share	$—

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six months ended June 30,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$22.3	$(114.3)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	94.7	94.1
Amortization of debt issuance costs	0.6	—
Amortization of bond premium	(1.0)	(1.1)
Loss on extinguishment of debt, net	4.8	—
Deferred income taxes, net	0.2	0.3
Equity-based compensation	9.5	3.1
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(24.6)	9.2
Prepaid expenses and other assets	(8.5)	(7.6)
Deferred revenues	18.2	8.7
Deferred contract costs	(28.3)	(15.7)
Trade accounts payable and other accrued liabilities	(22.3)	(30.3)
Net cash provided by (used in) operating activities	65.6	(53.6)
Cash flows from investing activities:
Additions to property and equipment	(26.8)	(5.9)
Additions to computer software	(27.1)	(20.5)
Investment in property records database	(6.8)	—
Proceeds from sale of PCLender	—	1.5
Net cash used in investing activities	(60.7)	(24.9)
Cash flows from financing activities:
Borrowings	1,299.0	88.0
Debt service payments	(1,723.9)	(393.3)
Contribution from Thomas H. Lee Partners, LP	—	350.0
Cash from contribution of Black Knight InfoServ, LLC	—	61.4
Net proceeds from sale of National Title Insurance of New York, Inc. to Fidelity National Financial, Inc.	—	50.2
Proceeds from issuance of Class A common stock	479.3	—
Payments of costs directly associated with issuance of Class A common stock	(2.7)	—
Debt issuance costs paid	(19.8)	—
Senior notes call premium	(11.8)	—
Cash from contribution of Fidelity National Commerce Velocity, LLC from Fidelity National Financial, Inc.	—	0.7
Cash from contribution of Property Insight, LLC from Fidelity National Financial, Inc.	—	6.7
Distributions to members	(17.3)	(16.9)
Net cash provided by financing activities	2.8	146.8
Net increase in cash and cash equivalents	7.7	68.3
Cash and cash equivalents, beginning of period	61.9	—
Cash and cash equivalents, end of period	$69.6	$68.3
Supplemental cash flow information:
Interest paid	$(57.9)	$(61.1)
Income taxes refunded, net	$0.2	$31.0

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Adjusted Segment Financial Data
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)

Adjusted Revenue
Technology	$191.0	$177.9	$375.7	$347.9
Data and Analytics	43.7	40.5	88.5	76.9
Corporate	—	—	0.1	—
Total	$234.7	$218.4	$464.3	$424.8

Adjusted EBITDA
Technology	$105.3	$92.0	$205.7	$173.7
Data and Analytics	6.5	2.2	14.3	1.9
Corporate	(9.7)	(8.0)	(19.7)	(15.3)
Total	$102.1	$86.2	$200.3	$160.3

Adjusted EBITDA Margin
Technology	55.1%	51.7%	54.8%	49.9%
Data and Analytics	14.9%	5.4%	16.2%	2.5%
Corporate	N/A	N/A	N/A	N/A
Total	43.5%	39.5%	43.1%	37.7%

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)

Technology:
Operating income	$58.2	$44.4	$114.6	$77.5
Depreciation and amortization	44.5	42.2	86.1	85.1
Deferred revenue adjustment	2.6	4.1	5.0	8.1
Transition and integration costs	—	1.3	—	3.0
Adjusted EBITDA	$105.3	$92.0	$205.7	$173.7
Adjusted EBITDA Margin	55.1%	51.7%	54.8%	49.9%

Data and Analytics:
Operating income (loss)	$3.1	$(1.3)	$7.6	$(5.2)
Depreciation and amortization	3.4	3.4	6.7	6.7
Deferred revenue adjustment	—	—	—	(0.1)
Transition and integration costs	—	0.1	—	0.5
Adjusted EBITDA	$6.5	$2.2	$14.3	$1.9
Adjusted EBITDA Margin	14.9%	5.4%	16.2%	2.5%

Corporate:
Operating loss	$(23.0)	$(26.7)	$(38.4)	$(120.1)
Depreciation and amortization	0.9	1.6	1.9	2.3
Equity-based compensation (1)	7.7	1.6	9.5	3.1
IPO costs	3.3	—	3.7	—
Transition and integration costs	1.4	15.5	3.6	99.4
Adjusted EBITDA	$(9.7)	$(8.0)	$(19.7)	$(15.3)
Adjusted EBITDA Margin	N/A	N/A	N/A	N/A

Consolidated:
Operating income (loss)	$38.3	$16.4	$83.8	$(47.8)
Depreciation and amortization	48.8	47.2	94.7	94.1
Deferred revenue adjustment	2.6	4.1	5.0	8.0
Equity-based compensation	7.7	1.6	9.5	3.1
IPO costs	3.3	—	3.7	—
Transition and integration costs	1.4	16.9	3.6	102.9
Adjusted EBITDA	$102.1	$86.2	$200.3	$160.3
Adjusted EBITDA Margin	43.5%	39.5%	43.1%	37.7%
______________

(1)	Includes an acceleration charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares of Class A common stock in connection with the initial public offering.

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP Net Earnings (Loss) to Pro Forma Adjusted Net Earnings
(In millions, except per share data) (Unaudited)

	Three Months Ended June 30, 2015
		Non-GAAP Adjustments						Pro Forma Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Non-GAAP	Income Taxes and Interest Expense		Pro Forma Adjusted
Revenues	$232.1	$—	$2.6	$—	$—	$—	$234.7	$—		$234.7
Operating expenses	140.3	—	—	—	—	(7.7)	132.6	—		132.6
Depreciation and amortization	48.8	—	—	—	(22.5)	—	26.3	—		26.3
Transition and integration costs	4.7	(1.4)	—	(3.3)	—	—	—	—		—
Operating income	38.3	1.4	2.6	3.3	22.5	7.7	75.8	—		75.8
Interest expense	(25.5)	—	—	—	—	—	(25.5)	8.8	(6)	(16.7)
Other expense, net	(4.6)	—	—	4.8	—	—	0.2	—		0.2
Earnings from continuing operations before income taxes	8.2	1.4	2.6	8.1	22.5	7.7	50.5	8.8		59.3
Income tax expense	0.3	—	—	—	—	—	0.3	22.2	(7)	22.5
Net earnings (loss) from continuing operations	7.9	1.4	2.6	8.1	22.5	7.7	50.2	(13.4)		36.8
Discontinued operations, net of tax	(0.1)	—	—	—	—	—	(0.1)			(0.1)
Net earnings (loss)	$7.8	$1.4	$2.6	$8.1	$22.5	$7.7	$50.1	$(13.4)		$36.7

				Pro Forma Adjusted Net Earnings Per Share:
				Pro Forma Adjusted Net Earnings Per Share from Continuing Operations						$0.24
				Pro Forma Adjusted Net Earnings Per Share from Discontinued Operations						—
				Pro Forma Adjusted Net Earnings Per Share						$0.24
				Weighted Average Pro Forma Adjusted Shares Outstanding						152.5

	Three Months Ended June 30, 2014
		Non-GAAP Adjustments						Pro Forma Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Non-GAAP	Income Taxes and Interest Expense		Pro Forma Adjusted
Revenues	$214.3	$—	$4.1	$—	$—	$—	$218.4	$—		$218.4
Operating expenses	133.8	—	—	—	—	(1.6)	132.2	—		132.2
Depreciation and amortization	47.2	—	—	—	(22.7)	—	24.5	—		24.5
Transition and integration costs	16.9	(16.9)	—	—	—	—	—	—		—
Operating income	16.4	16.9	4.1	—	22.7	1.6	61.7	—		61.7
Interest expense	(32.8)	—	—	—	—	—	(32.8)	16.3	(6)	(16.5)
Other expense, net	(8.0)	8.0	—	—	—	—	—	—		—
(Loss) earnings from continuing operations before income taxes	(24.4)	24.9	4.1	—	22.7	1.6	28.9	16.3		45.2
Income tax expense	0.2	—	—	—	—	—	0.2	17.0	(7)	17.2
Net (loss) earnings from continuing operations	(24.6)	24.9	4.1	—	22.7	1.6	28.7	(0.7)		28.0
Discontinued operations, net of tax	0.2	—	—	—	—	—	0.2	—		0.2
Net (loss) earnings	$(24.4)	$24.9	$4.1	$—	$22.7	$1.6	$28.9	$(0.7)		$28.2

	Six Months Ended June 30, 2015
		Non-GAAP Adjustments						Pro Forma Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Non-GAAP	Income Taxes and Interest Expense		Pro Forma Adjusted
Revenues	$459.3	$—	$5.0	$—	$—	$—	$464.3	$—		$464.3
Operating expenses	273.5	—	—	—	—	(9.5)	264.0	—		264.0
Depreciation and amortization	94.7	—	—	—	(43.4)	—	51.3	—		51.3
Transition and integration costs	7.3	(3.6)	—	(3.7)	—	—	—	—		—
Operating income	83.8	3.6	5.0	3.7	43.4	9.5	149.0	—		149.0
Interest expense	(56.3)	—	—	—	—	—	(56.3)	23.3	(6)	(33.0)
Other expense, net	(4.6)	—	—	4.8	—	—	0.2	—		0.2
Earnings from continuing operations before income taxes	22.9	3.6	5.0	8.5	43.4	9.5	92.9	23.3		116.2
Income tax expense	0.4	—	—	—	—	—	0.4	43.7	(7)	44.1
Net earnings (loss) from continuing operations	22.5	3.6	5.0	8.5	43.4	9.5	92.5	(20.4)		72.1
Discontinued operations, net of tax	(0.2)	—	—	—	—	—	(0.2)	—		(0.2)
Net earnings (loss)	$22.3	$3.6	$5.0	$8.5	$43.4	$9.5	$92.3	$(20.4)		$71.9

	Six Months Ended June 30, 2014
		Non-GAAP Adjustments						Pro Forma Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Non-GAAP	Income Taxes and Interest Expense		Pro Forma Adjusted
Revenues	$416.8	$—	$8.0	$—	$—	$—	$424.8	$—		$424.8
Operating expenses	267.6	—	—	—	—	(3.1)	264.5	—		264.5
Depreciation and amortization	94.1	—	—	—	(46.1)	—	48.0	—		48.0
Transition and integration costs	102.9	(102.9)	—	—	—	—	—	—		—
Operating (loss) income	(47.8)	102.9	8.0	—	46.1	3.1	112.3	—		112.3
Interest expense	(64.2)	—	—	—	—	—	(64.2)	31.8	(6)	(32.4)
Other expense, net	(8.0)	8.0	—	—	—	—	—	—		—
(Loss) earnings from continuing operations before income taxes	(120.0)	110.9	8.0	—	46.1	3.1	48.1	31.8		79.9
Income tax (benefit) expense	(5.7)	—	—	—	—	—	(5.7)	36.1	(7)	30.4
Net earnings (loss)	$(114.3)	$110.9	$8.0	$—	$46.1	$3.1	$53.8	$(4.3)		$49.5
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(1)
Represents incremental costs associated with acquisitions, as well as transitioning costs including employee severance, bonuses under our former synergy bonus program, certain other non-recurring professional and other costs, shareholder litigation charges incurred in 2014, as well as member management fees paid through the date of the initial public offering.

(2)
Represents adjustments to include the revenues that were not recorded by the Company during the period presented due to deferred revenue purchase accounting adjustments recorded in accordance with GAAP, substantially all of which are in the Technology segment.

(3)
Represents costs directly attributable to the initial public offering of Black Knight incurred in 2015 and also includes a $4.8 million net loss on the extinguishment of debt included in Other expense, net on the Condensed Consolidated Statements of Operations.

(4)	Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.

(5)
Represents adjustments for equity-based compensation recorded by Black Knight in accordance with GAAP. The 2015 periods also include an acceleration charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares in connection with the initial public offering.

(6)
Represents pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as of June 30, 2015 as a result of the debt refinancing were consistent for all periods.

(7)
Represents pro forma adjustments to the effective tax rate of 38% for the three and six months ended June 30, 2015 and 2014, assuming the conversion of all the shares of Class B common stock of Black Knight into shares of Class A common stock of Black Knight.

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